Exhibit 99.B(h)(2)(i)

May 1, 2009

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Administrative Services Agreement dated November 19, 2003, as amended and restated on November 30, 2008 between ING Partners, Inc. and ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to modify the administrative services fee for ING Van Kampen Equity and Income Portfolio (the “Portfolio”).  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule B of the Agreement.  The Amended Schedule B is attached hereto.

Please signify your acceptance to the modified administrative services fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.

ACCEPTED AND AGREED TO:

ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Partners, Inc.

AMENDED SCHEDULE B

ADMINISTRATIVE SERVICES FEES

SERIES

FEES

ING American Century Large Company Value Portfolio	0.20%

ING American Century Small-Mid Cap Value Portfolio	0.25%

ING Baron Small Cap Growth Portfolio	0.23%

ING Davis New York Venture Portfolio	0.10%

ING Fidelity® VIP Contrafund® Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Equity-Income Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Growth Portfolio	0.05% while Series invested in Master 0.15% for Stand-alone Series

ING Fidelity® VIP Mid Cap Portfolio	0.05% while Series invested in Master 0.17% for Stand-alone Series

ING Index Solution 2015 Portfolio	0.02%

ING Index Solution 2025 Portfolio	0.02%

ING Index Solution 2035 Portfolio	0.02%

ING Index Solution 2045 Portfolio	0.02%

ING Index Solution Income Portfolio	0.02%

ING JPMorgan Mid Cap Value Portfolio	0.25%

ING Legg Mason Partners Aggressive Growth Portfolio	0.13%

ING Oppenheimer Global Portfolio	0.06%

ING Oppenheimer Strategic Income Portfolio	0.04%

SERIES

FEES

ING PIMCO Total Return Portfolio	0.25% on first $250 million 0.10% on next $100 million 0.05% on next $100 million 0.03% thereafter

ING Solution 2015 Portfolio	0.02%

ING Solution 2025 Portfolio	0.02%

ING Solution 2035 Portfolio	0.02%

ING Solution 2045 Portfolio	0.02%

ING Solution Growth and Income Portfolio	0.02%

ING Solution Growth Portfolio	0.02%

ING Solution Income Portfolio	0.02%

ING T. Rowe Price Diversified Mid Cap Growth Portfolio	0.02%

ING T. Rowe Price Growth Equity Portfolio	0.15%

ING Thornburg Value Portfolio	0.25%

ING UBS U.S. Large Cap Equity Portfolio	0.15%

ING Van Kampen Comstock Portfolio	0.25% on first $1.1 billion 0.20% thereafter

ING Van Kampen Equity and Income Portfolio	0.10%